UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 17, 2009

THE LGL GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-106	38-1799862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 Shader Road, Orlando, FL		32804
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 298-2000

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 17, 2009, M-tron Industries, Inc. (“Mtron”) and Piezo Technology Inc. (“Piezo”, and together with Mtron, “MtronPTI”), each a wholly-owned subsidiary of The LGL Group, Inc. (the “Company”), entered into a Modification Agreement, dated as of August 18, 2009 (the “Modification Agreement”), with RBC Bank (USA) (“RBC”).  A copy of the Modification Agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference.

The Modification Agreement amended the terms of an existing term loan provided for under that certain loan agreement, dated as of September 30, 2005 (the “Loan Agreement”), by and between MtronPTI and RBC.  The Modification Agreement amended the terms of the Loan Agreement to, among other things, (a) increase the amount of the tangible net worth minimum requirement to $5,500,000, (b) limit the amount of subordinated debt counting towards MtronPTI’s tangible net worth minimum requirement to $4,500,000, (c) carve out up to $4,500,000 in subordinated debt from MtronPTI’s total liabilities for the purpose of determining MtronPTI’s compliance with its covenant to maintain a ratio of total liabilities to tangible net worth of not greater than 4.00 to 1.00, and (d) for any calendar quarter during the period commencing on April 1, 2009 and ending on March 31, 2010, allow MtronPTI up to 45 days after the end of such calendar quarter to cure a financial covenant default.

The foregoing description of the Modification Agreement is not complete and is qualified in its entirety by reference to the full text of the Modification Agreement, which is filed herewith and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Modification Agreement, dated as of August 18, 2009, by and among M-tron Industries, Inc., Piezo Technology Inc. and RBC Bank (USA).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 23, 2009	THE LGL GROUP, INC.

	By:	/s/ Harold D. Castle
		Name:	Harold D. Castle
		Title:	Chief Financial Officer

EXHIBIT INDEX
Exhibit No.	Description
10.1	Modification Agreement, dated as of August 18, 2009, by and among M-tron Industries, Inc., Piezo Technology Inc. and RBC Bank (USA).